UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CSG SYSTEMS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CSG Systems International, Inc.
7887 East Belleview Avenue, Suite 1000
Englewood, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2006

The annual meeting of stockholders of CSG Systems International, Inc. (the “Company”) will be held at the office of the Company, 9555 Maroon Circle, Englewood, Colorado, on Friday, May 26, 2006, at 8:00 a.m., for the following purposes:

1.                 To elect two Class III Directors.

2.                 To ratify the appointment of KPMG LLP as the Company’s independent auditor for 2006.

3.                 To transact such other business as properly may come before the meeting or any adjournments thereof.

The Board of Directors fixed the close of business on March 28, 2006, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the annual meeting.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Joseph T. Ruble Secretary

April 3, 2006

REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES. YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY. THE PROXY WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

CSG Systems International, Inc.
7887 East Belleview Avenue, Suite 1000
Englewood, Colorado 80111

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 26, 2006

This Proxy Statement is furnished by the Board of Directors (the “Board”) of CSG Systems International, Inc. (the “Company”) in connection with the Board’s solicitation of proxies for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the office of the Company, 9555 Maroon Circle, Englewood, Colorado, on Friday, May 26, 2006, at 8:00 a.m., and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained in such proxies; if no choice is specified, the proxies will be voted in favor of the director nominees named in this Proxy Statement and in favor of the ratification of the appointment of KPMG LLP as the Company’s independent auditor for 2006. A stockholder may revoke a proxy at any time before it is exercised either by giving written notice to that effect to the Secretary of the Company, by delivering to the Company a properly signed proxy bearing a later date or by attending the Annual Meeting and voting in person.

The Board fixed the close of business on March 28, 2006, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 28, 2006, there were outstanding and entitled to vote at the Annual Meeting 47,964,866 shares of Common Stock of the Company, par value $.01 per share (“Common Stock”). Each share is entitled to one vote.

The Company will bear all costs of this solicitation of proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, and their appointed agents may solicit proxies in person or by telephone, e-mail, facsimile or other means. The Company will request banks, brokers and other fiduciaries to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse such banks, brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy material.

The Company is first mailing this Proxy Statement and the accompanying proxy card on or about April 13, 2006, to persons who were stockholders of the Company at the close of business on the record date.

Quorum and Votes Required

A majority of the shares of Common Stock outstanding on the record date is required to be present or represented by proxy at the Annual Meeting in order to have the quorum necessary to take action at the Annual Meeting. Assuming that a quorum is present at the Annual Meeting, the two nominees for election as the Class III directors who receive the greatest number of votes cast in the election of directors will be elected as the Class III directors. Ratification of the appointment of KPMG LLP as the Company’s independent auditor for 2006 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on such matter.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector appointed for the Annual Meeting. The inspector will treat abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. Abstentions will have no effect in the director election but will have the effect of a “no” vote with respect to other matters voted upon. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter and has not received voting instructions from the beneficial owner as to certain shares of Common Stock, then (unless otherwise required by Delaware law) such shares will not be counted in determining the number of votes required for approval of such matter; however, such “broker non-votes” will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The first table below sets forth each person known by the Company to own beneficially more than 5% of the outstanding Common Stock as of December 31, 2005. The second table below sets forth to the Company’s knowledge the beneficial ownership of Common Stock by each director and each executive officer of the Company named in the Summary Compensation Table, individually, and by all directors and executive officers of the Company as a group as of December 31, 2005.

Principal Stockholders

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
Barclays Global Investors, NA	6,669,390	(1)	13.93%
Barclays Global Fund Advisors Barclays Global Investors, Ltd. Barclays Global Investors Japan Trust and Banking Company Limited 45 Fremont Street San Francisco, California 94105
LSV Asset Management	2,996,303	(2)	6.26%
1 North Wacker Drive, Suite 4000 Chicago, Illinois 60606
Sterling Capital Management LLC	2,549,596	(3)	5.32%
4064 Colony Road, Suite 300 Charlotte, North Carolina 28211

(1)          Barclays Global Investors, NA (“Investors”), Barclays Global Fund Advisors (“Advisors”), Barclays Global Investors, Ltd. (“Limited”), and Barclays Global Investors Japan Trust and Banking Company Limited filed with the United States Securities and Exchange Commission (the “SEC”) on January 26, 2006, a joint Schedule 13G stating that (i) Investors beneficially owns 5,617,642 of these shares, with sole voting power with respect to 4,815,429 of the shares and sole dispositive power with respect to 5,617,642 of the shares, (ii) Advisors beneficially owns 896,600 of these shares with sole voting power with respect to 892,061 of the shares and sole dispositive power with respect to 896,600 of the shares, and (iii) Limited beneficially owns 155,135 of these shares with sole voting and dispositive power.

(2)          LSV Asset Management (“LSV”) filed with the SEC on February 13, 2006, a Schedule 13G stating that LSV has the sole power to vote 2,112,341 of these shares and sole dispositive powers with respect to all of these shares.

(3)          Sterling Capital Management LLC (“Sterling”) filed with the SEC on February 14, 2006, an amended Schedule 13G stating that it has shared voting power and shared dispositive power with respect to these shares. Such filing also states that Sterling is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares.

Directors and Executive Officers

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)(2)(3)(4)		Percentage of Common Stock Outstanding
John H. Bonde	63,319		*
Neal C. Hansen	86,700	(5)	*
Peter E. Kalan	271,042		*
Alan Michels	—		—
Edward C. Nafus	421,042		*
Janice I. Obuchowski	78,418		*
Donald B. Reed	6,000		*
Bernard W. Reznicek	51,727		*
Robert Michael Scott	84,531		*
Frank V. Sica	144,882		*
Donald V. Smith	45,700		*
James A. Unruh	3,000		*
All directors and executive officers as a group (12 persons)	1,256,361		2.59%

*                    Less than 1% of the outstanding Common Stock.

(1)          Each person named has sole voting and investment power over the shares owned by him or her, including the shares referred to in footnote (5).

(2)          Includes 80,000, 114,100, 235,120, 71,500, 30,633, 7,500, 70,200, 36,700 and 645,753 shares subject to currently exercisable options which are held by Mr. Hansen, Mr. Kalan, Mr. Nafus, Ms. Obuchowski, Mr. Reznicek, Mr. Scott, Mr. Sica and Mr. Smith and by all directors and executive officers as a group, respectively.

(3)          Includes 8,000 shares subject to an option held by Mr. Reznicek and by all directors and executive officers as a group, which option is exercisable with respect to such shares within 60 days after December 31, 2005.

(4)          Includes restricted shares of Common Stock awarded under the 1996 or 2005 Stock Incentive Plan of the Company. Each holder of restricted shares may vote such shares but may not sell, transfer or encumber such shares until they vest in accordance with the applicable restricted stock award agreement. Certain of the persons named in this table hold the following numbers of restricted shares as of December 31, 2005:

Name	Number of Restricted Shares
Peter E. Kalan	100,000
Edward C. Nafus	150,000
Janice I. Obuchowski	3,000
Donald B. Reed	3,000
Bernard W. Reznicek	3,000
Robert Michael Scott	60,000
Frank V. Sica	3,000
Donald V. Smith	3,000
James A. Unruh	3,000

(5)          Includes 6,700 shares owned by Hansen Partnership, Ltd., of which Mr. Hansen is General Partner. Mr. Hansen disclaims beneficial ownership of the shares owned by Hansen Partnership, Ltd., except to the extent of his pecuniary interest therein.

ELECTION OF DIRECTORS

The Board is divided into three classes presently consisting of three Class I directors, two Class II directors and two Class III directors whose present terms continue until the annual meetings of stockholders of the Company to be held in 2007, 2008 and 2006, respectively, and until their respective successors are elected and qualified.

Unless the proxy is marked otherwise, the person acting under the accompanying proxy will vote to elect Messrs. Sica and Unruh as the Class III directors. The proxy may not be voted for more than two directors. If a nominee is unable to serve, then the person acting under the proxy may vote the proxy for the election of a substitute nominee. The Company does not presently contemplate that either nominee will be unable to serve. The Board recommends that stockholders vote FOR the election of Messrs. Sica and Unruh as Class III directors.

The following information relates to the Board’s nominees for election at the Annual Meeting and to the other directors of the Company whose terms of office will continue after the Annual Meeting:

Nominees for Election as Class III Directors With Terms Expiring in 2009:

Frank V. Sica

Mr. Sica, 55, has served as a director of the Company since its formation in 1994. Mr. Sica currently is Senior Advisor to Soros Fund Management LLC (since January 2004) and President of Menemsha Capital Partners, Ltd. (since July 2005). Mr. Sica was Managing Partner of Soros Private Funds Management from June 2000 through December 2003 and helped to oversee the operations of Quantum Realty Partners. From 1998 to 2000 Mr. Sica was Managing Director of Soros Fund Management LLC. Before joining Soros, Mr. Sica was a Managing Director and Co-Head of Merchant Banking at Morgan Stanley Dean Witter & Co. Mr. Sica currently is a director of Emmis Communications Corporation, JetBlue Airways Corporation and Kohl’s Corporation.

James A. Unruh

Mr. Unruh, 65, was elected to the Board in June 2005. He became a founding principal of Alerion Capital Group, LLC (a private equity investment company) in 1998 and currently holds such position. Mr. Unruh was an executive with Unisys Corporation from 1987 to 1997 and served as its Chairman and Chief Executive Officer from 1990 to 1997. From 1982 to 1987, Mr. Unruh held various executive positions, including Senior Vice President, Finance, with Burroughs Corporation, a predecessor of Unisys Corporation. Mr. Unruh currently is a director of Prudential Financial, Inc., Tenet Healthcare Corporation and Qwest Communications International Inc.

Class I Directors With Terms Expiring in 2007:

Edward C. Nafus

Mr. Nafus, 65, was elected to the Board in March 2005 and became the Company’s Chief Executive Officer on April 1, 2005. Mr. Nafus joined the Company in August 1998 as Executive Vice President and became the President of the Company’s Broadband Services Division in January 2002. From 1978 to 1998, Mr. Nafus held numerous management positions with First Data Corporation and from 1992 to 1998 served as Executive Vice President of First Data Corporation and President of First Data Resources.

Janice I. Obuchowski

Ms. Obuchowski, 54, was elected to the Board in November 1997. Ms. Obuchowski has been President of Freedom Technologies, Inc., a public policy and corporate strategy consulting firm specializing in telecommunications, since 1992. In 2003, Ms. Obuchowski was appointed by President George W. Bush to serve as Ambassador and Head of the U.S. Delegation to the World Radio Communication Conference. She has served as Assistant Secretary for Communications and Information at the Department of Commerce and as Administrator for the National Telecommunications and Information Administration. Ms. Obuchowski currently is a director of Orbital Sciences Corporation and Stratos Global Corporation.

Donald B. Reed

Mr. Reed, 61, was elected to the Board in May 2005. He currently is retired, having served as Chief Executive Officer of Cable & Wireless Global from May 2000 to January 2003. Cable & Wireless Global incorporated Cable & Wireless plc’s wholly owned operations in the United States, United Kingdom, Europe and Japan as a provider of internet protocol (IP) and data services to business customers. From June 1998 until May 2000, Mr. Reed served Cable & Wireless in various other executive positions. Mr. Reed’s career includes 30 years at NYNEX Corporation (now part of Verizon), a regional telephone operating company. From 1995 to 1997 Mr. Reed served NYNEX Corporation as President and Group Executive with responsibility for directing the company’s regional, national and international government affairs, public policy initiatives, legislative and regulatory matters and public relations. Mr. Reed currently is a director of Intervoice, Inc.

Class II Directors With Terms Expiring in 2008:

Bernard W. Reznicek

Mr. Reznicek, 69, was elected to the Board in January 1997 and presently serves as the Company’s non-executive Chairman of the Board. Mr. Reznicek currently provides consulting services through Premier Enterprises. Mr. Reznicek previously was National Director of Special Markets for Central States Indemnity Company of Omaha, a Berkshire Hathaway company, from January 1997 to January 2003. He has 40 years of experience in the electric utility industry, having served as Chairman, President and Chief

Executive Officer of Boston Edison Company and President and Chief Executive Officer of Omaha Public Power District. Mr. Reznicek currently is a director of Pulte Homes, Inc.

Donald V. Smith

Mr. Smith, 63, was elected to the Board in January 2002. Mr. Smith presently serves as Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc., an international investment banking firm with whom he has been associated since 1988. He currently is in charge of the firm’s New York office and serves on the board of directors of the firm. From 1978 to 1988, Mr. Smith was employed by Morgan Stanley & Co. Incorporated, where he headed the valuation and reorganization services within that firm’s corporate finance group.

Other Board Information

There are no family relationships between any of the directors or executive officers of the Company. There are no arrangements between any director, nominee or executive officer of the Company and any other person pursuant to which such director, nominee or executive officer was selected for such position.

The Board has determined that Messrs. Reed, Reznicek, Sica, Smith and Unruh and Ms. Obuchowski, who are all of the present non-employee directors of the Company, are “independent directors” as defined in the applicable rule of the National Association of Securities Dealers, Inc. (the “NASD”).

During 2005, the Board held 12 meetings; and, during their tenure as directors, all directors of the Company attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they serve.

The Board has established a process for stockholders of the Company to send communications to the Board or to a specified individual member of the Board. Such communications should be in writing and sent to the Board or such individual director in care of the Secretary of the Company at the address shown on the first page of this Proxy Statement. Depending upon the subject matter of the communication, the Secretary of the Company will either (i) forward the communication to all of the members of the Board or to the individual member of the Board to whom the communication is addressed, (ii) forward a communication relating to accounting, internal accounting controls or auditing matters to the chair of the Audit Committee of the Board, (iii) attempt to respond directly to an inquiry or request involving publicly available information about the Company or its stock or (iv) not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic. The Secretary of the Company will maintain a log of all communications addressed to the Board or an individual member of the Board which are not forwarded in accordance with this policy; directors of the Company may review such log at any time and request copies of any of such communications.

Historically, very few stockholders of the Company have attended the Company’s annual meetings of stockholders; almost all stockholders who vote do so by proxy. Accordingly, the Company’s policy is that employee directors of the Company are expected to attend annual meetings of stockholders of the Company if their schedules permit and that non-employee members of the Board are not expected to attend annual meetings of stockholders but may do if they so desire. Messrs. Nafus and Hansen attended the 2005 annual meeting of stockholders.

Audit Committee

The Board has a standing Audit Committee, presently composed of Ms. Obuchowski, Mr. Reed and Mr. Reznicek (Chair). The Committee’s purpose, as currently set forth in its charter, is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee Charter is available on the Company’s web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company’s web site is not incorporated by reference in this Proxy Statement. As required by the Audit Committee Charter, all of the members of the Audit Committee are “independent directors” as defined in the applicable NASD rule and also satisfy the other requirements of the NASD rule applicable to audit committee members. The Board has determined that Messrs. Reed and Reznicek are “audit committee financial experts” as defined by the SEC. The Audit Committee held five meetings during 2005.

Compensation Committee

The Board has a standing Compensation Committee, presently composed of Messrs. Sica (Chair), Smith and Unruh. The Compensation Committee Charter provides, among other things, that the Committee is to review and recommend to the Board the Company’s senior management compensation and benefits policies generally, evaluate the performance of the Company’s executive officers and review and recommend to the Board the compensation of the Company’s executive officers. The Compensation Committee also is responsible for the administration of and the granting of stock options and other awards under the Company’s 1996 Stock Incentive Plan (no further options or awards may be granted under this Plan), 2001 Stock Incentive Plan and 2005 Stock Incentive Plan. The Compensation Committee Charter is available on the Company’s web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company’s web site is not incorporated by reference in this Proxy Statement. As required by the Compensation Committee Charter, all of the members of the Committee are “independent directors” as defined in the applicable NASD rule and also are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held seven meetings during 2005 and on three other occasions acted by unanimous written consent.

Nominating and Corporate Governance Committee

The Board has a standing Nominating and Corporate Governance Committee, presently composed of Ms. Obuchowski (Chair), Mr. Reed and Mr. Smith. The Nominating and Corporate Governance Committee Charter provides, among other things, that the Committee is to identify individuals qualified to become Board members, recommend to the Board nominees for election as directors, recommend directors for appointment to Board committees, evaluate the Board’s performance, review and recommend to the Board the compensation of the Company’s directors and develop and recommend to the Board the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee Charter is available on the Company’s web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company’s web site is not incorporated by reference in this Proxy Statement. As required by the Nominating and Corporate Governance Committee Charter, all of the members of the Committee are “independent directors” as defined in the applicable NASD rule. The Nominating and Corporate Governance Committee held nine meetings during 2005.

In recommending to the Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the present composition of the Board to determine the qualities, skills and areas of expertise (including but not limited to financial and accounting expertise) needed to enable the Board and its committees to properly discharge their responsibilities. The Committee considers it necessary for the Board to have at least one of its independent members qualify as an “audit committee financial expert” and takes that requirement into account in making its recommendations to the Board. While the Committee has not established other specific minimum requirements for service on the Board, when assessing and determining a candidate’s qualifications, the Committee considers among other things the number and type of other boards on which the candidate serves; other business and professional commitments of the candidate and potential conflicts of interest; the ability and willingness of a candidate to devote the required amount of time to the candidate’s responsibilities as a Board member and as a member of one or more committees of the Board; the age, background, reputation, independence, experience, skills and judgment of the candidate; and the diversity of the Board’s membership. Directors, while relying on the honesty and integrity of the Company’s senior management and its outside advisors and auditors, are expected to exercise their best business judgment when acting on behalf of the Company and its stockholders and to adhere to the applicable provisions of the Company’s Code of Business Conduct and Ethics.

The Committee will consider qualified nominees for election as directors recommended by the Company’s stockholders. A stockholder who wishes to recommend a nominee for consideration by the Committee should submit the recommendation in writing to the Secretary of the Company at the address shown on the first page of this Proxy Statement, indicating the proposed nominee’s qualifications and other relevant biographical information and providing written confirmation of the proposed nominee’s consent to serve as a director if nominated and elected. The Secretary of the Company will forward legitimate recommendations from stockholders to the chair of the Committee for further review and consideration. The bylaws of the Company provide that stockholder nominations of persons for election to the Board (as distinguished from recommendations to the Committee) are subject to certain advance notice and informational requirements; stockholders may obtain a copy of the relevant bylaw provisions from the Secretary of the Company at the address shown on the first page of this Proxy Statement.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted a Code of Business Conduct and Ethics applicable to all of the directors, officers and employees of the Company and its subsidiaries. The Company’s Code of Business Conduct and Ethics and the Company’s Corporate Governance Guidelines are available on the Company’s web site under Investor Relations, Corporate Governance, at http://www.csgsystems.com. Information on the Company’s web site is not incorporated by reference in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers (as defined in the applicable regulations) and directors, and persons who beneficially own more than 10% of a class of the Company’s equity securities registered under such Act, to file certain reports of ownership and changes of ownership of the Company’s equity securities with the SEC. Officers, directors and more than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms which they file.

Based solely on its review of the copies of such forms submitted to it, or written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that all filing requirements applicable to its officers and directors were complied with for the year ended December 31, 2005, except that Form 4 reports for Edward C. Nafus and John H. Bonde were filed one day late with respect to restricted stock awards made to them on June 30, 2005.

Compensation of Directors

Effective January 1, 2005, each non-employee director of the Company is entitled to receive an annual retainer fee of $45,000 payable in quarterly installments, a meeting attendance fee of $2,000 for attendance at a meeting of the Board and a meeting attendance fee of $1,250 for attendance at a meeting of a committee of the Board. The chairperson of the Audit Committee of the Board also is entitled to receive an annual retainer fee of $16,000 payable in quarterly installments, and the chairpersons of the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board also are entitled to receive an annual retainer fee of $8,000 payable in quarterly installments.

Effective July 1, 2005, Mr. Reznicek was elected as Chairman of the Board of the Company. He receives a fee for his non-executive services in such capacity at an annual rate of $50,000, payable in quarterly installments. Such fee is in addition to the fees referred to in the preceding paragraph. Mr. Reznicek is not an employee of the Company and receives no employee benefits from the Company.

A director who is an officer or employee of the Company does not receive additional compensation for serving as a director or committee member. Mr. Nafus, Chief Executive Officer of the Company, is the only officer of the Company who serves as a director of the Company. No officers or employees of the Company currently serve on any committee of the Board.

The Company has a Stock Option Plan for Non-Employee Directors which was approved by the stockholders of the Company in 1997. The Company made no stock option grants to non-employee directors during 2005.

On July 1, 2005, the Company granted 3,000 shares of restricted stock of the Company to each of the Company’s six present non-employee directors of the Company. Such shares of restricted stock will vest on the first anniversary of the grant date so long as the grantee has continuously served as a director of the Company from the grant date to such anniversary date. The value of such shares (based upon the $19.95 closing price of the Common Stock on such grant date) was $57,450 for each of such non-employee directors. Although there is no commitment or formal plan to do so, the Company anticipates that similar grants will be made in the future on an annual basis to each of the then non-employee directors of the Company.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth information with respect to the compensation paid by the Company for services rendered during 2005 to each of the persons who served as chief executive officer of the Company during 2005, to each of the Company’s executive officers who were serving at the end of 2005 and to one additional person who served as an executive officer of the Company until December 9, 2005.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position During 2005	Year	Salary(1) ($)	Bonus(2) ($)	Other Annual Compensation(3) ($)	Restricted Stock(4) ($)	Stock Options (#)	All Other Compensation(5) ($)
Neal C. Hansen	2005	372,115	—	7,046	—	—	9,648,212
Chairman of the Board	2004	778,846	750,000	63,019	—	—	9,225
and Chief Executive Officer(6)	2003	750,000	—	136,371	6,552,000	—	6,000
Edward C. Nafus	2005	519,231	1,049,000	1,394	2,697,000	—	15,700
President and Chief	2004	389,423	243,750	1,394	—	—	14,896
Executive Officer(7)	2003	375,000	150,000	3,139	—	100,000	12,250
Peter E. Kalan	2005	400,000	604,000	1,394	1,748,000	—	14,450
Executive Vice President	2004	363,462	227,500	1,394	—	—	14,677
and Chief Financial Officer	2003	350,000	150,000	5,609	—	100,000	11,249
Robert Michael Scott	2005	275,000	310,925	973	998,400	—	15,700
Executive Vice President and President of Broadband Services Division(8)	2004	217,589	95,945	1,023	—	—	11,743
John H. Bonde	2005	474,616	337,500	—	1,785,500	—	507,116
Executive Vice President and President of Global Software Services Division(9)
Alan Michels	2005	276,923	195,000	1,433	998,400	—	336,300
Executive Vice President and President of Global Software Services Division Worldwide Delivery(10)	2004	280,385	121,500	—	—	—	6,150

(1)          The annualized salaries of Messrs. Hansen, Nafus and Kalan did not increase during 2004; however, the Company pays all of its employees’ salaries in arrears every two weeks (each a “pay period”). Because of the 2004 salary payment schedule, the Company paid all of its employees who were employed for the full year in 27 pay periods in 2004 instead of the usual 26 pay periods per year.

(2)          Bonuses (except for the special bonuses referred to below in this footnote) are annual performance bonuses paid to the executive officers pursuant to the Company’s Performance Bonus Plan for a particular year. Such bonuses are based upon the level of achievement of pre-established Company financial objectives and individual performance objectives and are subject to Board approval. The bonus earned for each year generally is paid in the first quarter of the subsequent year. Messrs. Nafus, Kalan and Scott also received special bonuses of $400,000, $250,000, and $50,000, respectively, for 2005 in recognition of their significant contributions to the consummation of the sale of the Company’s Global Software Services business.

(3)          The amounts shown include (i) for each year, reimbursements to each named executive officer for income taxes on perquisites and other personal benefits and on the tax reimbursement amounts,

(ii) for 2004, perquisites and other personal benefits of $52,152 received by Mr. Hansen, including $34,345 for financial and tax planning and tax preparation services, and (iii) for 2003, perquisite and other personal benefits of $81,616 received by Mr. Hansen, including $62,002 for financial and tax planning and tax preparation services. With respect to Messrs. Nafus, Kalan, Scott, Bonde and Michels for all years and to Mr. Hansen for 2005, the aggregate amount of perquisites and other personal benefits received did not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus reported for such individual and has been excluded from this table.

(4)          The dollar values of the restricted stock awards shown in this table are based upon the closing market prices of the Common Stock on the dates of the award grants. The number of restricted shares held by the persons named in this Table on December 31, 2005, and the value of such shares (based upon the $22.32 closing price of the Common Stock on December 30, 2005, the last trading day of 2005) are as follows:

Executive Officer	Number of Restricted Shares	Value
Neal C. Hansen	—	—
Edward C. Nafus	150,000	$3,348,000
Peter E. Kalan	100,000	$2,232,000
Robert Michael Scott	60,000	$1,339,200
John H. Bonde	—	—
Alan Michels	—	—

On January 11, 2005, and June 30, 2005, the Company granted Mr. Nafus restricted stock awards covering, respectively, 100,000 and 50,000 shares of Common Stock. Of the shares awarded to Mr. Nafus on January 11, 2005, 50% vested on January 11, 2006, an additional 25% will vest on July 11, 2006, and the remaining 25% will vest on January 11, 2007, so long as he is continuously employed by the Company until such vesting dates; however, if his employment is terminated by the Company without cause prior to such vesting dates, then all unvested shares will fully vest. Of the shares awarded to Mr. Nafus on June 30, 2005, 25% will vest on each of the first four anniversaries of the award date so long as he is continuously employed by the Company until such vesting dates; however, if Mr. Nafus’ employment with the Company terminates after March 31, 2008, solely as a result of his voluntary retirement, then all unvested shares will fully vest. The shares awarded to Mr. Nafus on June 30, 2005, also will fully vest, to the extent not previously vested, upon the occurrence of certain change-of-control events specified in the award agreement.

On January 11, 2005, the Company granted Mr. Kalan a restricted stock award covering 100,000 shares of Common Stock. 25% of such shares vested on January 11, 2006, and the remaining 75% of such shares will vest on January 11, 2007, so long as Mr. Kalan is continuously employed by the Company until such vesting date; however, if Mr. Kalan’s employment is terminated by the Company without cause prior to such vesting date, then all unvested shares will fully vest.

On January 11, 2005 and March 25, 2005, the Company granted Mr. Scott restricted stock awards covering, respectively, 25,000 and 35,000 shares of Common Stock. 25% of the shares awarded to Mr. Scott on January 11, 2005, vested on January 11, 2006, and an additional 25% of such shares will vest on each of the next three anniversaries of the award date so long as Mr. Scott is continuously employed by the Company until such vesting dates. One-third of the shares awarded to Mr. Scott on March 25, 2005, vested on March 25, 2006, and an additional one-third of such shares will vest on each of the next two anniversaries of the award date so long as Mr. Scott is continuously employed by the Company until such vesting dates. The award agreements also provide for accelerated vesting upon the occurrence of an involuntary termination of Mr. Scott’s employment with the Company after the occurrence of certain change-of-control events.

100,000 restricted shares were granted to Mr. Bonde and 60,000 restricted shares were granted to Mr. Michels during 2005; such shares, and 40,972 restricted shares granted to Mr. Michels in prior years, fully vested in connection with the consummation of the sale of the Company’s Global Software Services business in December 2005.

The Company has never paid any dividends on its Common Stock and has no present plans to do so.

(5)          All other Compensation for 2005 for Mr. Hansen consists of (i) $12,600 of employer contributions to the CSG Incentive Savings Plan (a 401(k) retirement plan), (ii) $9,605,000 of payments to be made to him in 2006 and 2007 in connection with his retirement on June 30, 2005, as discussed in more detail under “Employment Agreements” below, (iii) $28,875 of accrued vacation pay due in connection with such retirement and (iv) $1,737 of health insurance premiums paid pursuant to his employment agreement in connection with such retirement. All Other Compensation for 2005 for Mr. Bonde consists of (i) $475,962 paid to him pursuant to an employment agreement in connection with the termination of his employment with the Company as of December 31, 2005, and (ii) $31,154 of accrued vacation pay due in connection with such termination of employment. All Other Compensation for 2005 for Mr. Michels consists of (i) $6,300 of employer contributions to the CSG Incentive Savings Plan, (ii) $317,308 paid to him pursuant to an employment agreement in connection with the termination of his employment with the Company on December 9, 2005, and (iii) $12,692 of accrued vacation pay due in connection with such termination of employment. All Other Compensation for 2005 for Messrs. Nafus, Kalan and Scott consists of employer contributions to the CSG Incentive Savings Plan ($9,450 each) and employer credits to the CSG Systems, Inc. Wealth Accumulation Plan (Nafus-$6,250, Kalan-$5,000 and Scott-$6,250). The CSG Systems, Inc. Wealth Accumulation Plan is an unfunded deferred compensation plan which provides for elective salary and incentive compensation deferrals by participants; CSG Systems, Inc., a subsidiary of the Company, matches a participant’s deferral up to 25% thereof, with a maximum annual credit of $6,250 per participant.

(6)          Mr. Hansen served as Chief Executive Officer through March 31, 2005, and as Chairman of the Board through June 30, 2005.

(7)          Mr. Nafus became Chief Executive Officer on April 1, 2005. Previously, he served as Executive Vice President and President of the Company’s Broadband Services Division.

(8)          Mr. Scott became an executive officer of the Company on December 14, 2004, and this table shows all compensation received by Mr. Scott during 2004.

(9)          Mr. Bonde became an executive officer of the Company on January 1, 2005. His employment with the Company terminated on December 31, 2005, following the sale of the Company’s Global Software Services business.

(10)   Mr. Michels became an executive officer of the Company on November 29, 2004, and this table shows all compensation received by Mr. Michels during 2004. His employment with the Company terminated on December 9, 2005, upon the consummation of the sale of the Company’s Global Software Services business.

No Option Grants in 2005

The Company did not grant any stock options to the named executive officers during 2005.

Aggregated 2005 Option Exercises and 2005 Year-End Option Values

The following table sets forth certain information regarding the exercise of stock options during 2005 by the named executive officers and the number and value of their unexercised stock options at December 31, 2005.

	Shares Acquired	Value	Number of Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)
Name	On Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Neal C. Hansen	—	—	80,000	—	95,600	—
Edward C Nafus	—	—	235,120	—	1,202,108	—
Peter E. Kalan	—	—	114,100	—	1,449,627	—
John H. Bonde	—	—	—	—	—	—
Alan Michels	17,500	175,134	—	—	—	—
Robert Michael Scott	3,750	32,266	7,500	—	99,075	—

(1)          “In-the-Money Options” are options outstanding at the end of 2005 for which the fair market value of the Common Stock at the end of 2005 (closing price of $22.32 per share on December 30, 2005, the last trading day of 2005) exceeded the exercise price of the options.

Employment Agreements

Mr. Hansen

Mr. Hansen retired as Chief Executive Officer of the Company on March 31, 2005, and as Chairman of the Board and an employee of the Company on June 30, 2005, having served in those capacities since the Company was formed in 1994. He also resigned from the Board on June 30, 2005. Pursuant to an Employment Agreement between Mr. Hansen and the Company dated November 17, 1998, as amended on December 20, 2004, to provide for such retirement, the Company agreed to pay Mr. Hansen $1,500,000 on January 2, 2006, as a severance payment and in lieu of an annual incentive bonus for 2005 in recognition of his continuous service to and leadership of the Company as Chairman of the Board and Chief Executive Officer since the Company became independently owned in 1994. In such amended Employment Agreement, Mr. Hansen agreed to serve as a consultant to the Board and the Chief Executive Officer of the Company during the period from July 1, 2005, through December 31, 2006, with respect to the strategic planning and business development activities of the Company and to provide up to 20 hours of service per month in such capacity upon the request of the Board or the Chief Executive Officer of the Company. In consideration of such agreement and the provision of such services if requested, the Company agreed to pay Mr. Hansen $4,052,500 on January 2, 2006, $2,026,250 on July 1, 2006, and $2,026,250 on January 2, 2007, without interest. If Mr. Hansen were to die prior to his receipt of such payments, his estate is entitled to receive the unpaid amounts. The Company also agreed to provide Mr. Hansen during his lifetime after June 30, 2005, with a Medicare supplement insurance policy having a monthly cost not to exceed $300, adjusted annually for cost-of-living increases. Mr. Hansen is precluded from competing with the Company and from soliciting Company employees for other employment prior to June 30, 2007. The payment and consulting arrangements described in this paragraph replaced certain long-term consulting obligations on the part of Mr. Hansen and related long-term obligations of the Company to Mr. Hansen involving the use of an aircraft, the provision of office space and related services, and tax payments that were contained in Mr. Hansen’s Employment Agreement prior to its amendment in December 2004.

Messrs. Nafus and Kalan

In November 1998 and January 2001, the Company entered into employment agreements with Messrs. Nafus and Kalan, respectively. The agreements currently cover the period from January 1, 2006,

through December 31, 2007, and provide for automatic one-year extensions unless, not later than one year prior to a particular December 31, either the Company or the executive notifies the other that such extension shall not occur, in which case the agreement will terminate at the end of its then remaining term. Mr. Nafus’ agreement, as amended in March 2005, provides for an annual base salary of not less than $550,000, an annual incentive bonus target of not less than 100% (his current target) of his base salary, various group insurance coverages, paid vacations and holidays, an automobile allowance and certain financial and tax planning services. Mr. Nafus’ current annual base salary is $600,000. Mr. Kalan’s agreement provides for a minimum annual base salary of not less than $225,000 (with CPI adjustments), an annual incentive bonus target of not less than 50% of his base salary, paid vacations and holidays and various group insurance coverages; Mr. Kalan’s current annual base salary is $425,000, and his current incentive bonus target is 75% of his base salary. The employment of Mr. Nafus or Mr. Kalan will terminate upon such person’s death, and the Company may terminate the employment of Mr. Nafus or Mr. Kalan in the event of such person’s disability for a continuous period of more than six months or for more than 180 days in the aggregate during any 12-month period. The Company also may terminate the employment of Mr. Nafus or Mr. Kalan for “cause”, as defined in their employment agreements. In the cases of death or disability, Mr. Nafus or Mr. Kalan (or his estate) would be entitled to receive his base salary through the employment termination date and a pro rata portion of his annual incentive bonus for the year in which his employment terminates. In the case of termination for cause, Mr. Nafus or Mr. Kalan is not entitled to receive any salary after the employment termination date or any portion of his incentive bonus for the year in which his employment terminates.

If the Company terminates the employment of Mr. Nafus or Mr. Kalan without cause prior to a change of control of the Company, then the Company must continue to pay such person’s base salary for one year after the termination (less compensation received from another employer) and also must pay such person’s annual incentive bonus for the year of termination (payable at the regularly scheduled time and to be not less than such person’s incentive bonus for the preceding calendar year) and an additional amount equal to 55% (in the case of Mr. Nafus) or 50% (in the case of Mr. Kalan) of such person’s base salary (payable one year after the termination). If the termination without cause occurs after a change of control of the Company, then the Company must pay the person’s base salary for two years after the termination (within 30 days after the termination and without regard to other employment), the annual incentive bonus for the year of termination (not less than such person’s incentive bonus for the preceding calendar year, with such minimum amount being paid within such 30-day period and the balance being paid at the regularly scheduled time) and an additional amount equal to 110% (in the case of Mr. Nafus) or 100% (in the case of Mr. Kalan) of such person’s base salary (within 30 days after the termination). The agreements contain provisions relating to a constructive termination but require that the employee give notice to the Company of a claimed constructive termination, and the Company then has an opportunity to take appropriate actions to remove the basis for such claim. If Mr. Nafus or Mr. Kalan voluntarily resigns prior to the expiration of his agreement, then he is entitled to receive only his base salary through the employment termination date (unless such date is December 31, in which case he also is entitled to receive his incentive bonus for the year of termination).

Mr. Nafus’ agreement, as amended, also provides that he was entitled to receive a restricted stock award of 50,000 shares of Common Stock if he was employed by the Company on January 1, 2006, and such shares have been awarded to him. Such shares will vest at the rate of 25% on each of the first four anniversaries of the award date if Mr. Nafus is then employed by the Company. Any unvested shares covered by such award will fully vest upon a change of control of the Company or upon the termination of Mr. Nafus’ employment with the Company after March 31, 2008, solely as a result of his voluntary retirement.

Mr. Scott

On June 6, 2005, the Company entered into an employment agreement with Mr. Scott which currently extends through December 31, 2006. After December 31, 2006, the agreement automatically continues on a month-to-month basis for successive periods of one calendar month each unless, not later than 30 days prior to the last day of any calendar month, either the Company or Mr. Scott notifies the other that such extension shall not occur, in which case the agreement will terminate at the end of its then current term. The agreement provides for an annual base salary for Mr. Scott of not less than $275,000, an annual incentive bonus target of not less than 65% of his base salary, paid vacations and holidays and various group insurance coverages; Mr. Scott’s current annual base salary is $325,000, and his current incentive bonus target is 75% of his base salary.

If the Company terminates the employment of Mr. Scott without cause prior to a change of control of the Company, then the Company must continue to pay his base salary for one year after the termination (less compensation received from another employer) and also must pay a pro rata portion of his incentive bonus for the year of termination (payable at the regularly scheduled time). If the termination without cause occurs after a change of control of the Company, then the Company must pay Mr. Scott one year’s base salary (within 30 days after the termination and without regard to other employment) and 100% of his incentive bonus for the year of termination (payable at the regularly scheduled time). The agreement contains provisions relating to a constructive termination, a voluntary termination and a termination for death, disability or cause which are similar to those contained in the employment agreements of Messrs. Nafus and Kalan described above.

Messrs. Bonde and Michels

Messrs. Bonde and Michels each had employment agreements with the Company. Such employment agreements terminated on December 31, 2005, and December 9, 2005, respectively, upon the termination of the employment of Messrs. Bonde and Michels with the Company. Pursuant to such employment agreements, in connection with such terminations of employment, Messrs. Bonde and Michels received the payments described in footnote (5) to the Summary Compensation Table appearing earlier in this Proxy Statement.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”), consisting entirely of independent non-employee directors, reviews and recommends to the Board senior management compensation and benefits policies generally, evaluates the performance of the Company’s executive officers and reviews and recommends to the Board the compensation of the Company’s executive officers. The Committee currently is composed of Messrs. Sica (Chairman), Smith and Unruh. Mr. Unruh became a member of the Committee on July 1, 2005, replacing Mr. Reznicek in such position.

Compensation Philosophy

The Company’s senior management compensation program is premised on the belief that the interests of the Company’s executives should be closely aligned with those of the Company’s stockholders and is designed to attract, retain, motivate and appropriately reward individuals who are responsible for both short-term and long-term profitability and growth of the Company. Based on this philosophy, a significant portion of each executive’s total compensation is placed at-risk and linked to the accomplishment of specific Company and individual financial, strategic and other performance objectives, as well as to potential appreciation in the value of the Common Stock.

Compensation Program

Periodically, we review the Company’s overall senior management compensation and benefits policies. Such reviews include consideration of compensation programs adopted by competing companies and by other employers likely to recruit executives with skill sets similar to those which the Company regularly seeks. In connection with such reviews, we have utilized an independent compensation consulting firm to prepare a comprehensive formal assessment of the competitiveness of the Company’s senior management compensation program and to compare the several components of the Company’s senior management compensation program with those of other publicly owned technology companies. We also have utilized an independent compensation consulting firm in connection with particular compensation programs that were implemented for the Company’s senior management, including executive officers, in recent years.

We annually review and recommend to the Board the compensation of the executive officers of the Company, including the Chief Executive Officer, each of whose compensation is presented in detail earlier in this Proxy Statement.

The key elements of the Company’s current compensation program for its executive officers consist of annual base salaries, performance bonuses and restricted stock awards. Our approach to each of these elements, including the basis for the compensation paid to Messrs. Hansen and Nafus, who served as Chief Executive Officer during 2005, is discussed below.

Annual Base Salaries

We initially have determined annual base salaries for executive officers by evaluating the responsibilities of the position, the experience and knowledge of the individual and the scope and complexity of the executive’s position relative to other senior management positions both internally and at a select group of other companies. We have based our external comparison on the results of reports prepared by the Committee’s independent compensation consulting firm, and we take into consideration the compensation practices and programs of other companies which are likely to compete with the Company for the services of senior executive management personnel.

We determine annual base salary adjustments by evaluating both the position and the performance of each executive officer, taking into account any year-to-year changes in responsibilities and other relevant factors. Individual performance evaluations are based in part upon the executive’s achievement of specific individual objectives as well as upon the executive’s performance of his overall responsibilities. 2005 was a transition year for the Company in terms of its executive leadership, and the increased responsibilities of the Company’s current executive officers during 2005 were of particular importance as we considered their base salaries.

Mr. Hansen’s retirement at the end of June 2005 was agreed upon in December 2004 (as discussed above under “Employment Agreements”), and his annual base salary rate of $750,000 for the period from January 1, 2005, through June 30, 2005, did not change from his annual base salary rate for 2004.

Mr. Nafus became the Chief Executive Officer of the Company on April 1, 2005. In recognition of his performance as Executive Vice President of the Company and President of the Company’s Broadband Services Division prior to that date and the increased responsibilities that he was assuming as Chief Executive Officer, we recommended and the Board approved an increase in Mr. Nafus’ annual base salary rate from $375,000 to $550,000 for the period from April 1, 2005, through December 31, 2005.

Information concerning the current annual base salaries of the Company’s executive officers appears above under “Employment Agreements”.

Performance Bonuses

The Company maintains an annual Performance Bonus Plan (the “Bonus Plan”), which provides for the potential payment of performance bonuses to most of the management employees of the Company who do not receive sales commissions. Executive officers of the Company participate in the Bonus Plan, which is a pay-for-performance plan designed to compensate participants for achieving certain objectives established in the context of the Company’s annual financial plan.

Annually, at the beginning of each year, we review and recommend to the Board targeted levels and minimum threshold levels of Company performance with respect to key financial objectives affecting the executive officers’ performance bonuses. For executive officers of the Company, the performance bonus objectives are based primarily upon Company revenue and earnings targets determined at the beginning of the year but also take into account the executives’ respective areas of responsibility and individual performances. Each executive officer of the Company has as his performance bonus target a specified percentage of his year-end base salary (for 2005, Mr. Nafus’ target percentage was 100%, Mr. Kalan’s target percentage was 75% and Mr. Scott’s target percentage was 65%). The Company’s 2005 revenue and earnings on a combined basis exceeded the Company’s Bonus Plan goal and resulted in performance bonus payments to the Company’s executive officers of 118% of their respective targets. The 2005 performance bonus target payments to the Company’s executive officers therefore ranged from 76.7% of year-end base salary for Mr. Scott, 88.5% of year-end base salary for Mr. Kalan and 118% of year-end base salary for Mr. Nafus; however, Mr. Scott received an additional bonus of $50,000 under the Company’s 2005 Bonus Plan in recognition of his extraordinary performance during 2005, including but not limited to his assumption of the presidency of the Company’s Broadband Services Division. The Company generally pays performance bonuses during the first calendar quarter after the year in which they are earned.

As discussed above under “Employment Agreements”, Mr. Hansen did not receive a performance bonus payment for 2005. Mr. Nafus’ performance bonus for 2005 was based on the Company’s overall revenue and earnings. Mr. Nafus earned a performance bonus of $649,000, representing 118% of his year-end annual base salary, based upon the levels of achievement of the applicable Company targets. In 2004 Mr. Nafus received a performance bonus equal to 65% of his 2004 annual base salary.

Information concerning the current incentive bonus targets of the Company’s executive officers appears above under “Employment Agreements”.

During 2005, the Company completed the sale of its Global Software Services business in a transaction that generated approximately $240 million in cash for the Company. In recognition of the significant contributions of Mr. Nafus to the successful consummation of such transaction, we recommended and the Board approved the payment of a special bonus of $400,000 to Mr. Nafus. The Board also authorized Mr. Nafus to pay special bonuses, in an aggregate amount not to exceed $500,000, to such other executives of the Company designated by Mr. Nafus who also made significant contributions to the successful consummation of such transaction; from such authorized amount, Messrs. Kalan and Scott received $250,000 and $50,000, respectively.

Restricted Stock Awards

A further component of executive officer compensation is the Company’s 2005 Stock Incentive Plan. We are responsible for the administration of such plan and the granting of stock options and other awards under such plan to executive officers and other employees of the Company.

We have determined, after consideration of a report of our independent compensation consultant, that restricted stock awards are an effective means of providing the long-term incentive component of executive officer compensation. Based upon recommendations of our independent compensation consultant, in 2005 we granted the restricted stock awards shown in the Summary Compensation Table appearing earlier in this Proxy Statement to the executive officers of the Company other than Mr. Hansen. Footnote (4) to the Summary Compensation Table contains additional information concerning such restricted stock awards. The basic awards were made in January 2005, including an award of 100,000 shares to Mr. Nafus, with supplemental awards to Messrs. Michels and Scott in March 2005 in recognition of their assumption of significant additional management responsibilities, an additional award to Mr. Bonde in June 2005 pursuant to his employment agreement and an additional award of 50,000 shares to Mr. Nafus pursuant to the March 2005 amendment of his employment agreement in connection with his becoming Chief Executive Officer of the Company. Because the vesting of such restricted shares generally is structured to occur in installments over a period of up to four years and the ultimate value of the restricted shares is entirely dependent upon the market price of the Common Stock, we believe that such awards provide a meaningful incentive to the recipients both to remain in the employ of the Company and to use their best efforts to assure that the Company achieves financial results that will favorably impact the value of the Common Stock, thereby closely aligning the interests of the Company’s executive officers with the interests of the Company’s stockholders generally.

Conclusion

Through the programs described above, we have based significant portions of the Company’s executive compensation directly upon individual and Company performance and upon the future value and potential price appreciation of the Company’s stock. We presently intend to continue compensation policies which link executive compensation to Company performance and stockholder return.

Frank V. Sica, Chairman Donald V. Smith James A. Unruh
Compensation Committee of the Board of Directors

STOCK PRICE PERFORMANCE

The following graph compares the cumulative total stockholder return on the Common Stock, the S&P 500 Index and the Company’s Standard Industrial Classification (“SIC”) Code Index: Computer Processing and Data Preparation and Processing Services during the indicated five-year period. The graph assumes that $100 was invested on December 31, 2000, in the Common Stock and in each of the two indexes and that all dividends, if any, were reinvested.

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
CSG Systems International, Inc.	100.00	86.18	29.08	26.61	39.84	47.55
Data Preparation & Processing Services	100.00	102.741	78.72	93.71	102.93	103.43
S&P 500 Index	100.00	88.12	68.64	88.33	97.94	102.75

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The firm of KPMG LLP served as the Company’s independent auditor for 2005 and has been appointed by the Company’s Audit Committee to serve in such capacity for 2006. The Company expects that a representative of KPMG LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

The following table sets forth (i) as “Audit Fees” the aggregate fees billed by KPMG LLP for 2005 and 2004 for professional services rendered for audits of the Company’s financial statements (including work related to the issuance of an attestation report on management’s assessment of, and the effectiveness of, the Company’s internal controls over financial reporting as of December 31, 2005, as required by Section 404 of the Sarbanes-Oxley Act), reviews of financial statements included in the Company’s quarterly reports to the SEC on Form 10-Q, and other statutory and regulatory filings, (ii) as “Audit-Related Fees” the aggregate fees billed by KPMG LLP in 2005 and 2004 for audits of an employee benefit plan and other miscellaneous audit-related projects, (iii) as “Tax Fees” the aggregate fees billed by KPMG LLP in 2005 and 2004 for federal, state and foreign tax compliance services and various other tax services and analyses, including transfer pricing and international tax structuring and (iv) as “All Other

Fees” the aggregate fees billed by KPMG LLP in 2004 for executive tax services (no such fees having been billed in 2005):

	2005	2004
Audit Fees	$1,044,900	$1,429,000
Audit-Related Fees	41,400	32,200
Tax Fees	106,157	320,019
All Other Fees	—	2,500

The substantial decrease in the Audit Fees paid to KPMG LLP for 2005, as compared with 2004, resulted primarily from the sale in 2005 of the Company’s Global Software Services business, which eliminated the need for various foreign statutory audits, and the non-recurrence in 2005 of audit fees incurred in 2004 in connection with the SEC registration of certain Company securities. The substantial decrease in Tax Fees paid to KPMG LLP for 2005, as compared with 2004, resulted primarily from reduced tax services required by the Company in 2005 for its Global Software Services business.

The Charter of the Company’s Audit Committee requires the Committee to approve, in advance of the performance of the services, all audit and permissible non-audit services to be provided to the Company by the Company’s independent auditor. The Audit Committee has delegated to the chairman of the Committee the authority to perform the Committee’s responsibilities with respect to such approvals. The Committee chairman is required to report to the Committee at its next meeting on the manner in which such delegated performance was carried out by him. Since the May 2003 effective date of the SEC rule stating that an accountant is not independent of an audit client if the services it provides to the client are not appropriately approved in accordance with such rule, each new engagement of KPMG LLP to provide services to the Company has been approved in advance either by the Audit Committee or by the chairman of the Committee pursuant to the delegated authority referred to above.

Although the Company’s Audit Committee by law and the Committee’s Charter is directly responsible for the appointment of the Company’s independent auditor, the Board is requesting the Company’s stockholders to ratify the Audit Committee’s appointment of KPMG LLP to serve in such capacity for 2006 so that the Company will have the benefit of its stockholders’ views on such appointment. If the stockholders do not ratify such appointment, the Audit Committee nevertheless may determine that it is in the best interests of the Company and its stockholders to keep such appointment in effect for 2006. Whether or not the appointment of KPMG LLP is ratified by the stockholders, the Audit Committee at any time during the year may appoint a different independent auditor for 2006 if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Ratification of the appointment of KPMG LLP as the Company’s independent auditor for 2006 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on such matter. Abstentions will have the effect of a “no” vote with respect to such matter.

The Board Recommends that Stockholders
Vote FOR Ratification of the Appointment of
KPMG LLP as the Company’s Independent Auditor for 2006.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee, as set forth in its Charter, is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

We have implemented procedures to assure that the Audit Committee performs each of its responsibilities under its Charter. During 2005, and thereafter through the completion of the audit of the Company’s financial statements for such year, those procedures included regular meetings with management of the Company and with appropriate representatives of the Company’s independent auditor.

We reviewed and discussed both with management of the Company and with the Company’s independent auditor, KPMG LLP, the Company’s audited financial statements for 2005.

We also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG LLP its independence.

Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this report, we recommended to the Board that the audited financial statements of the Company for 2005 be included in the Company’s Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission.

Bernard W. Reznicek, Chairman Donald B. Reed Janice I. Obuchowski
Audit Committee of the Board of Directors

OTHER MATTERS

Because no stockholder has given the Company timely written notice of business not discussed in this Proxy Statement which such stockholder intends to bring before the Annual Meeting, under the bylaws of the Company no stockholder may properly bring any other business before the Annual Meeting. As of the date of this Proxy Statement, the Company does not know of any matter that may come before the Annual Meeting other than the matters discussed in this Proxy Statement; however, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy or their substitutes will have discretionary authority to vote on such matter in accordance with their judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Under the bylaws of the Company, a stockholder who wishes to bring any business before the 2007 annual meeting of stockholders of the Company must give advance written notice to the Company of such business and of any proposal which such stockholder wishes to have included in the Company’s proxy statement and on the Company’s proxy card for such annual meeting. The notice must be sent to the Secretary of the Company at the principal executive office of the Company, must be received by the Secretary of the Company not later than December 4, 2006, and must contain certain information required by the bylaws of the Company. Such advance notice requirement applies to all matters even if a stockholder does not seek to include in the Company’s proxy statement a proposal with respect to a particular matter.

The bylaws of the Company also provide that stockholder nominations of persons for election to the Board are subject to certain advance notice and informational requirements.

Copies of the Company’s bylaws are available to stockholders upon request made to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

The bylaw requirements referred to above do not supersede the conditions and requirements established by the SEC for stockholder proposals to be included in the Company’s proxy materials for a meeting of stockholders, and in that regard stockholders also must comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this Proxy Statement and the Company’s Annual Report on SEC Form 10-K is being delivered to multiple stockholders who share an address, unless the Company has received contrary instructions from one or more of such stockholders. Upon written or oral request, the Company promptly will deliver a separate copy of this Proxy Statement and such Annual Report to a stockholder at a shared address to which only a single copy of such documents was delivered. To request a separate delivery of such documents now or in the future, a stockholder may submit a written request to the Investor Relations Department of the Company at the address appearing on the first page of this Proxy Statement or may submit an oral request to such department at (303) 796-2850. Stockholders sharing an address who currently receive multiple copies of the Company’s proxy statements or annual reports and who would rather receive only a single copy of either or both of such documents may request such delivery by writing or calling the Investor Relations Department of the Company in the manner described above.

By Order of the Board of Directors,

Joseph T. Ruble Secretary

April 3, 2006

ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY. A PROMPT RESPONSE WILL FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND THE COMPANY WILL APPRECIATE YOUR COOPERATION. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

CSG Systems International, Inc.

☐            Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A  Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Frank V. Sica	☐	☐

	For	Withhold
02 - James A. Unruh	☐	☐

B  Issues

The Board of Directors recommends a vote FOR the following proposal.

2. Ratification of appointment of KPMG LLP as	For	Against	Abstain
the Corporation’s independent auditor for 2006.	☐	☐	☐

C  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations, partnerships and limited liability companies should sign in their names by an authorized officer, partner, member or manager.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy — CSG Systems International, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Edward C. Nafus and Peter E. Kalan, and each or either of them, as attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of stock of CSG Systems International, Inc. (the “Corporation”) standing in the name of the undersigned at the annual meeting of stockholders of the Corporation to be held at the office of the Corporation, 9555 Maroon Circle, Englewood, Colorado, at 8:00 a.m. (Mountain Time) on May 26, 2006, and at any adjournments thereof, on the matters set forth on the reverse side hereof and in their discretion on any other matters that properly may come before such meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTORS AND FOR THE OTHER MATTER SET FORTH ON THE REVERSE SIDE HEREOF.

The undersigned hereby ratifies and confirms all that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Corporation to be held on May 26, 2006, the Proxy Statement of the Corporation for such Annual Meeting, and the 2005 Annual Report of the Corporation on SEC Form 10-K.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Internet and Telephone Voting Instructions
You can vote by telephone OR Internet!  Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

•                  Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•                  Follow the simple instructions provided by the recorded message.

To vote using the Internet

•                  Go to the following web site:
WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•                  Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 26, 2006.
THANK YOU FOR VOTING